Exhibit 99.3
News Release

Date:	February 9, 2007
Contact:	Robert Thomson
Phone:	201-804-3047
Email:	bob.thomson@cambrex.com
Release:	Immediate
CAMBREX ANNOUNCES NEW LEADERSHIP TEAM
     East Rutherford, N.J., February 9, 2007 — Cambrex today announced that James A. Mack, Chairman, President and CEO, will retain his current responsibilities for the indefinite future and the Company has implemented a number of changes to its senior leadership team.
     Effective immediately, the Board of Directors has approved the following executive appointments: Steven M. Klosk – Executive Vice President, Chief Operating Officer; Gregory P. Sargen – Vice President, Chief Financial Officer; and Luke M. Beshar – Executive Vice President, Strategy & Corporate Development. The following individuals will continue in their current capacities reporting directly to Mr. Mack: Peter E. Thauer – Senior Vice President, General Counsel & Corporate Secretary, and Paolo Russolo – President, Profarmaco Milano. Thomas N. Bird, Vice President – Corporate Development will be leaving the Company to pursue other interests effective February 28, 2007.
     Mr. Mack commented: “I am excited about the future prospects of Cambrex and believe that the new leadership team represents the best in the industry.”
Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

     Steve Klosk brings to his new role over 14 years of progressive experience at Cambrex, serving most recently as Executive Vice President, Chief Operating Officer of Cambrex Pharma and Biopharma where he led the turnaround of the Biopharma business and significantly increased the custom development activities within the Pharma business. Greg Sargen, who is a CPA with an MBA degree from the Wharton School of Business and has served as Vice President – Finance for Cambrex for the last four years, brings the rare combination of broad financial experience, excellent business acumen, and strong leadership skills to his new position.
     Luke Beshar, during his tenure as Executive Vice President & CFO, was instrumental in upgrading the corporate and business unit financial staffs and successfully completing a number of other key initiatives. Most recently, he directed the evaluation of strategic alternatives, a yearlong, corporate-wide effort resulting in the recent sale of the Bioproducts and Biopharma businesses. In his new role, Mr. Beshar will work closely with Mr. Mack to identify and evaluate strategic and corporate development opportunities, lead investor relations, assist in the establishment of the Company’s new line of credit, oversee transition services provided to the buyers of the recently divested businesses, and direct other special projects. Peter Thauer has been a key member of the team leading Cambrex as Senior Vice President & General Counsel over the last 18 years and most recently was a key contributor to the process that resulted in the sale of the Bioproducts and Biopharma businesses. Paolo Russolo has a proven track record of consistently running the Cambrex generics business at market leading profitability levels over the last 25 years.
     Mr. Mack concluded: “I want to thank Tom Bird for his nearly 10 years of dedicated service in a number of challenging roles at Cambrex. We wish him well in his future endeavors.”
About Cambrex
     Cambrex provides products and services to accelerate the development and commercialization of branded and generic small molecule therapeutics. The Company currently employs approximately 850 worldwide. For more information, please visit www.cambrex.com.

Forward-Looking Statements
     This news release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding expected performance, especially expectations with respect to sales, research and development expenditures, earnings per share, capital expenditures, acquisitions, divestitures, collaborations, or other expansion opportunities. These statements may be identified by the fact that words such as “expects”, “anticipates”, “intends”, “estimates”, “believes” or similar expressions are used in connection with any discussion of future financial and/or operating performance. Any forward-looking statements are qualified in their entirety by reference to the risk factors discussed in the Company’s periodic reports filed with the SEC. Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations including, but not limited to, global economic trends, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation and/or regulations (particularly environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, changes in foreign exchange rates, performance of minority investments, uncollectible receivables, loss on disposition of assets, cancellation or delays in renewal of contracts, lack of suitable raw materials or packaging materials, the Company’s ability to receive regulatory approvals for its products, the outcome of the evaluation of strategic alternatives, the availability of financing on favorable terms in order to fund the portion of the special dividend that is not being funded from proceeds of the sale and whether the Company’s estimates set forth in the definitive proxy statement filed January 4, 2007 with respect to its earnings and profits for tax purposes in 2007 will be correct. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for us to predict which new factors will arise. In addition, we cannot assess the impact of each factor on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
     For further details and a discussion of these and other risks and uncertainties, investors and security holders are cautioned to review the definitive proxy statement, the Cambrex 2005 Annual Report on Form 10-K, including the Forward-Looking Statement section therein, and other filings with the SEC, including the Current Reports on Form 8-K.
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